                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Smurfit-Stone Container Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      SMURFIT-STONE CONTAINER CORPORATION
                            150 N. Michigan Avenue
                         Chicago, Illinois 60601-7568

                                                                 April 12, 2001

Dear Stockholder:

     You are cordially invited to attend our Company's 2001 Annual Meeting of Stockholders, which will be held on Thursday, May 17, 2001, at 1:00 p.m. (C.S.T.) at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

     Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly. Alternatively, you may vote either by telephone or via the Internet. Instructions for using these convenient services are set forth on the proxy card.

     On behalf of the Board of Directors, thank you for your continued support of Smurfit-Stone Container Corporation.

                                               Sincerely,

                                               /s/ Michael W. J. Smurfit

                                               MICHAEL W. J. SMURFIT
                                               Chairman of the Board

                      SMURFIT-STONE CONTAINER CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held on Thursday, May 17, 2001

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Smurfit-Stone Container Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 17, 2001, at 1:00 p.m. (C.S.T.) at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, to act upon the following matters which are described more fully in the accompanying Proxy Statement:

          1. The election of ten (10) directors for terms of office expiring at the annual meeting of stockholders in 2002;

          2. The amendment of the 1998 Long-Term Incentive Plan to authorize up to 8,000,000 additional shares of common stock to be subject to awards granted thereunder;

          3. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2001;

          4. The consideration of a stockholder proposal, if presented to the Annual Meeting; and

          5. Such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

     All holders of common stock of record at the close of business on March 20, 2001, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the amendment of the 1998 Long-Term Incentive Plan to authorize up to 8,000,000 additional shares of Common Stock to be subject to awards granted thereunder; FOR the ratification of the appointment of independent auditors of the Company for 2001; AGAINST the stockholder proposal, if presented to the Annual Meeting; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

     Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, prior to the Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

                                               By Order of the Board of
                                                Directors

                                               /s/ Craig A. Hunt
                                               CRAIG A. HUNT
                                               Secretary

Chicago, Illinois
April 12, 2001

                      SMURFIT-STONE CONTAINER CORPORATION

                                 ------------

                                PROXY STATEMENT

                                 ------------

                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

General Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smurfit-Stone Container Corporation, a Delaware corporation (the "Company"), 150 North Michigan Avenue, Chicago, Illinois 60601-7568, for use at the 2001 Annual Meeting of Stockholders to be held on Thursday, May 17, 2001 at 1:00 p.m. (C.S.T.) at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois. The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Alternatively, stockholders may also deliver proxies via the Internet or by calling a toll-free telephone number (1-800-840-1208). Each of these voting procedures is designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone and via the Internet are set forth on the enclosed proxy card.

     Any stockholder submitting a proxy may revoke such proxy (including a proxy by telephone or the Internet) at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his proxy (including a proxy by telephone or the Internet) and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 20, 2001 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment or postponement thereof. At the close of business on March 20, 2001, the Company had 243,591,387 outstanding shares of common stock, $.01 per share (the "Common Stock") and 4,599,300 outstanding shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock (the "Preferred Stock"). Each share of Common Stock entitles the holder thereof to one vote. The holders of the Preferred Stock are not entitled to vote on the matters to be voted on at the Annual Meeting.

     If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board of Directors on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (121,795,694 shares) will constitute a quorum for the transaction of business at the Annual Meeting.

     Directors will be elected by a plurality of the voting power represented and entitled to vote at the meeting. The approval of the amendment of the 1998 Long-Term Incentive Plan (the "Long-Term Incentive Plan"), the ratification of the appointment of independent auditors and the stockholder proposal, if presented, will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that such persons will not be counted toward the number of votes required for any nominee's election. An instruction to "abstain" from voting on the proposal to amend the Long-Term Incentive Plan, to ratify the appointment of independent auditors or the stockholder proposal will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote on the proposals to amend the Long-Term Incentive Plan, to ratify the appointment of independent auditors or the stockholder proposal; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposals.

     As noted under the "Principal Stockholders" section herein, as of December 31, 2000, Smurfit International B.V., an entity organized under the laws of The Netherlands ("SIBV"), and certain of its subsidiaries were the owners of approximately 29.4% of the outstanding Common Stock, and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") and certain related entities were the owners of approximately 5.8% of the outstanding Common Stock. SIBV and MSLEF have advised the Company that they intend to vote their respective shares of Common Stock FOR the nominees of the Board of Directors named herein, FOR the amendment of the Long-Term Incentive Plan, FOR the ratification of the appointment of independent auditors, and AGAINST the stockholder proposal, if presented to the Annual Meeting. SIBV is an indirect wholly-owned subsidiary of Jefferson Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ("JS Group"), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF is a Delaware limited partnership investment fund managed by Morgan Stanley Dean Witter & Co. to make investments in industrial and other companies. See "Principal Stockholders" and "Certain Transactions."

     This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April 12, 2001.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of ten (10) directors. Each of the directors is serving a term expiring at the Annual Meeting. Mr. Richard A. Giesen has informed the Company that he will retire from the Board of Directors, effective at the Annual Meeting.

     Set forth below is information concerning the ten (10) nominees for director. Pursuant to a Voting Agreement dated May 10, 1998, SIBV is obliged to vote its shares of Common Stock in favor of the election of any designee to the Board of Directors so named by MSLEF (the "MSLEF Director") so long as MSLEF has the right to nominate such designee. Mr. Leigh J. Abramson has been nominated to serve as the MSLEF Director. Mr. Alan E. Goldberg currently serves as the MSLEF Director. The Board of Directors of the Company recommends a vote FOR the ten (10) nominees. If elected, each nominee will serve until the annual election of directors in the year 2002 or until his successor is duly elected and qualified, or his earlier death, resignation or removal. All of the nominees are presently members of the Board of Directors of the Company except Mr. Abramson, and all have been approved unanimously by the Board of Directors of the Company for election or re-election to the Board, as the case may be. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees as may be nominated by the Board of Directors.

        Nominees for Directors to be Elected at the 2001 Annual Meeting
                          for Terms Expiring in 2002

 Name & Year First Elected a
 Director                    Principal Occupation and Other Information
 --------------------------- ------------------------------------------
 Leigh J. Abramson           Mr. Abramson, born July 5, 1968, has been a
                             Principal of Morgan Stanley & Co. Incorporated
                             since 2000. He joined Morgan Stanley Dean Witter
                             ("MSDW") in the firm's Corporate Finance Division
                             and, since 1992, has been in the Private Equity
                             group. He was an Associate from 1994 to 1998 and
                             became a Vice President in 1998. Since 1995, Mr.
                             Abramson has been a Vice President of Morgan
                             Stanley Leveraged Equity Fund II, Inc., the
                             general partner of MSLEF, and of the managing
                             member of the general partner of Morgan Stanley
                             Capital Partners III, L.P. He is a director of
                             Silgan Holdings, WebLink Wireless, Inc., and
                             several private companies.

 Ray M. Curran               Mr. Curran, born May 13, 1946, became President
 1998                        and Chief Executive Officer of the Company on
                             April 1, 1999. He was Executive Vice President and
                             Deputy Chief Executive Officer from November 1998
                             until March 31, 1999. He was Financial Director of
                             JS Group from February 1996 to November 1998 and,
                             prior to that, served as Chief Financial Officer
                             of JS Group since 1992.

 Alan E. Goldberg            Mr. Goldberg, born September 1, 1954, served as
 1989                        Chairman and Chief Executive Officer of MSDW
                             Private Equity from February 1998 to January 2001.
                             Prior thereto, he was co-head of MSDW Private
                             Equity. He served as a Managing Director of Morgan
                             Stanley & Co. Incorporated from January 1988 to
                             January 2001. Mr. Goldberg also serves as a
                             director of Allegiance Telecom, Inc., Catalytica,
                             Inc., Equant, N.V. and several private companies.

 Howard E. Kilroy            Mr. Kilroy, born January 30, 1936, was Chief
 1999                        Operations Director of JS Group from 1978 and
                             President of JS Group from 1986 until March 1995.
                             He retired from JS Group at the end of March 1995,
                             but remains a director of JS Group. He previously
                             was a director of the Company from 1989 until
                             1998. He is also a director of CRH plc and Arnotts
                             plc.

 James J. O'Connor           Mr. O'Connor, born March 15, 1937, is the former
 1998                        Chairman and Chief Executive Officer of Unicom
                             Corporation and its subsidiary, Commonwealth
                             Edison Company. He is a director of Corning
                             Incorporated, The Tribune Company, UAL
                             Corporation, and various other Chicago business,
                             cultural and charitable organizations.

 Jerry K. Pearlman           Mr. Pearlman, born March 27, 1939, is the retired
 1998                        Chairman of the Board and Chief Executive Officer
                             of Zenith Electronics Corporation. He is a
                             director of Ryerson-Tull, Inc., Nanophase
                             Technologies Corporation and Parson Group L.L.C.,
                             and served as a director of Stone Container
                             Corporation from 1984 to 1998.

Thomas A. Reynolds, III 1997Mr. Reynolds, born May 12, 1952, has been a
                            Partner with Winston & Strawn, a law firm that regularly represents the Company on numerous matters, since 1984 and is a member of Winston & Strawn's executive committee. He also serves as a director of Westell Technologies, Inc.

Anthony P.J. Smurfit 2000   Mr. Anthony P.J. Smurfit, born December 19, 1963,
                            is Chief Executive Officer of the Smurfit Europe division of JS Group and has served as a member of JS Group's Board of Directors since 1989. He previously served as Deputy Chief Executive of Smurfit Europe, as well as Chief Executive of Smurfit France. He is a director of Aer Rianta and The Irish National Stud Company. He is the son of
                            Dr. Michael W.J. Smurfit and a nephew of Dr.
                            Dermot F. Smurfit.

Dermot F. Smurfit 1998      Dr. Dermot F. Smurfit, born October 8, 1944, has
                            been Joint Deputy Chairman of JS Group since
                            January 1984 and World Vice President--Marketing and Sales since July 1997. Prior to July 1997, he held various senior positions in JS Group. He is Chairman of the World Containerboard Organization and a member of the Board of the Confederation of European Paper Industries, and a director of JS
                            Group and ACE Ltd. He is a brother of Dr. Michael
                            W. J. Smurfit and an uncle of Mr. Anthony P.J.
                            Smurfit.

Michael W. J. Smurfit 1989  Dr. Michael W. J. Smurfit, born August 7, 1936, is
                            Chairman of the Board of Directors of the Company. He has been Chairman and Chief Executive Officer of JS Group since 1977. He was Chief Executive Officer of the Company prior to July 1990. He is a brother of Dr. Dermot F. Smurfit and the father of Mr. Anthony P.J. Smurfit.

                              CERTAIN PROCEEDINGS

     In 1988 and 1989 JS Group purchased interests in a number of companies in Spain. Allegations have been made that certain transactions involving the previous owners of these interests harmed the minority shareholders of one of the companies so purchased. Based on these allegations, criminal proceedings have been instituted in Spain against certain managers of these previous owners. Dr. Michael W.J. Smurfit, as the representative of JS Group, is also named as a defendant in these proceedings based on a claim that JS Group, as the purchaser of interests from the previous owners, was responsible for the actions by such owners. JS Group has advised the Company that it believes the claims against Dr. Smurfit are without merit and will be contested vigorously.

                      BOARD AND BOARD COMMITTEE MEETINGS,
                      COMMITTEE FUNCTIONS AND COMPOSITION

     Each non-employee director receives an annual fee of $35,000 as compensation for serving on the Board plus travel expenses in connection with attendance at Board meetings. Non-employee directors also receive an annual grant of 3,000 options to purchase Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Directors who are employees of the Company or JS Group do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board. The Board held four meetings in 2000.

     The Board of Directors has appointed an Audit Committee, a Compensation Committee and a Nominating Committee. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below. Each non-employee director receives $1,500 for each committee meeting attended that is held on a day other than a Board meeting. The Chairman of each of the Audit Committee and the Compensation Committee receives an additional fee of $3,000 annually.

     The Audit Committee operates under a written charter adopted by the Board of Directors (attached as Exhibit A to this Proxy Statement) and is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. The Audit Committee also reviews the adequacy of financial, accounting and operating controls, the scope of the audits of the independent auditors and internal auditors, and reports on the results of such audits to the Board of Directors. The members of the Audit Committee of the Board are Messrs. O'Connor and Kilroy and Mr. Giesen until his resignation from the Board effective at the Annual Meeting, all of whom meet the independence and experience requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee held five meetings during 2000.

     The Compensation Committee is responsible for administering stock-based compensation programs (including the Long-Term Incentive Plan and the Management Incentive Plan ("MIP")) for all participants in such programs and determining other compensation (including fringe benefits) of the Chairman, Chief Executive Officer, Chief Financial Officer and certain other senior executives. The members of the Compensation Committee are Messrs. Goldberg, Pearlman and Reynolds. The Compensation Committee held two meetings during 2000.

     The Board has a Nominating Committee to nominate individuals to serve on the Board. The Nominating Committee is responsible for reviewing and recommending to the Board criteria for Board membership and for identifying, evaluating and proposing to the Board nominees for membership on the Board. The Nominating Committee consists of Messrs. Reynolds, Goldberg, Pearlman, Giesen and O'Connor. The Nominating Committee will consider nominees recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Company's By-laws and the Securities Exchange Act of 1934, as amended, and the regulations thereunder with respect to the nomination of, or proposal of, nominees for election as directors of the Company. The Nominating Committee held one meeting during 2000.

     The Board maintains an Independent Committee to evaluate certain transactions between the Company and JS Group and its subsidiaries, which committee consists of Messrs. Goldberg, O'Connor, Pearlman and Reynolds. The Board also maintains two Supervisory Committees to monitor compliance by JS Group and MSLEF, respectively, with the terms of the Standstill Agreement between such parties and the Company. The JS Group Supervisory Committee, which monitors compliance by JS Group, consists of Messrs. Goldberg, Giesen and Pearlman. The MSLEF Supervisory Committee, which monitors compliance by MSLEF, consists of all directors other than Mr. Goldberg. The Independent Committee met once during 2000. Neither of the Supervisory Committees held any meetings during 2000. See "Certain Transactions--Standstill Agreement."

                            PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

     The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of December 31, 2000. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.


Name and Address of                           Amount and Nature of  Percent of
 Beneficial Owner                             Beneficial Ownership Common Stock
-------------------                           -------------------- ------------
SIBV.........................................      71,638,462         29.4%
 Smurfit International B.V.
 Strawinskylaan 2001
 Amsterdam 1077ZZ, The Netherlands
 Attention: Rokin Corporate Services B.V.

AXA Financial Inc.*..........................      20,027,676          8.2%
 1290 Avenue of the Americas
 New York, New York 10104

Wellington Management Company, LLP*..........      18,454,900          7.6%
 75 State Street
 Boston, Massachusetts 02109

MSLEF Associated Entities*...................      14,187,101          5.8%
 c/o Morgan Stanley Dean Witter & Co.
 1221 Avenue of the Americas
 New York, NY 10020
 Attention: Leigh J. Abramson

-------
* The number of shares of Common Stock beneficially owned was determined by a review of reports made on Schedule 13G filed with the Securities and Exchange Commission, which contain information that (i) of the shares shown as beneficially owned by

  AXA Financial Inc, such beneficial owner had sole voting power as to 9,857,097 of such shares, shared voting power as to 1,921,843 of such shares and sole dispositive power as to all of such shares; (ii) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had shared voting power as to 10,912,150 of such shares and shared dispositive power as to all of such shares; and (iii) of the shares shown as beneficially owned by MSLEF Associated Entities, such beneficial owners had shared voting and dispositive power as to all of such shares.

Security Ownership of Management

     The table below sets forth certain information regarding the beneficial ownership of shares of Common Stock as of March 1, 2001 for (i) each of the directors and nominees for director, (ii) each of the Named Executive Officers (as defined below) and (iii) all directors and executive officers of the Company as a group.

                                                                 Shares of
                                                               Common Stock
                                                           ---------------------
                                                           Amount and
                                                           Nature of  Percent of
                                                           Beneficial   Common
                                                           Ownership    Stock
      Beneficial Owner                                       (a)(b)      (c)
      ----------------                                     ---------- ----------
      Michael W. J. Smurfit(d)...........................  1,119,282     0.5%
      Ray M. Curran......................................    707,407     0.3%
      Patrick J. Moore...................................    560,178     0.2%
      William N. Wandmacher..............................    192,362     0.1%
      F. Scott Macfarlane................................    196,562     0.1%
      Leigh J. Abramson (e)..............................          0       *
      Richard A. Giesen..................................     16,663       *
      Alan E. Goldberg...................................          0       *
      Howard E. Kilroy (d)...............................    423,000     0.2%
      James J. O'Connor..................................     11,500       *
      Jerry K. Pearlman..................................      9,194       *
      Thomas A. Reynolds, III............................      4,000       *
      Anthony P. J. Smurfit(d)...........................     12,000       *
      Dermot F. Smurfit(d)...............................     91,000       *
      All directors and executive officers as a group (31
       persons)(d)(e)....................................  4,569,275     1.9%

------
(a) Shares shown as beneficially owned include shares of Common Stock that directors and executive officers have the right to acquire within 60 days after March 1, 2001 pursuant to exercisable options under the stock option plans maintained by the Company.
(b) Shares shown include shares of Common Stock held in the savings plans maintained by the Company as of December 31, 2000 that the executive officers have the right to vote.
(c) Based upon a total of 243,579,531 shares of Common Stock issued and outstanding as of March 1, 2001. Percentages less than 0.1% are indicated by an asterisk.
(d) Excludes shares of Common Stock owned by JS Group. Dr. Michael Smurfit, Dr. Dermot Smurfit, Mr. Anthony Smurfit and Mr. Kilroy beneficially owned 7.6%, 0.5%, 0.01%, and 0.8%, respectively, of the outstanding shares of JS Group as of March 1, 2001. Dr. Michael Smurfit, Dr. Dermot Smurfit and Mr. Anthony Smurfit are officers and directors of JS Group. Mr. Kilroy is a director of JS Group.
(e) Mr. Abramson disclaims beneficial ownership of the shares of Common Stock owned by MSLEF and related entities.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the period from January 1, 2000 through February 28, 2001, its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                            EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation awarded to or earned by each of the executive officers of the Company named below (the "Named Executive Officers") for each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                 Compensation
                                                              ------------------
                             Annual Compensation                Awards   Payouts
                             -------------------    Other     ---------- -------
                                                    Annual    Securities  LTIP    All Other
Name and Principal                               Compensation Underlying Payouts Compensation
Position                Year Salary($) Bonus ($)     ($)       Options   ($)(a)     ($)(b)
------------------      ---- --------- --------- ------------ ---------- ------- ------------
Michael W. J. Smurfit
 (c)................... 2000   900,000   562,500   356,441     200,000       0      31,355
 Chairman of the Board  1999   900,000   445,140   217,768     250,000       0      24,483
                        1998   834,000   185,248         0           0       0      32,691

Ray M. Curran.......... 2000 1,275,000 1,275,000         0     300,000       0      17,280
 President and Chief
  Executive Officer     1999 1,206,252 1,274,970     4,213           0       0       5,000
                        1998   102,567         0         0     910,000       0           0

Patrick J. Moore....... 2000   765,000   765,000     3,280     200,000       0      12,168
 Vice President and
  Chief Financial
  Officer               1999   761,250   573,752         0           0       0      11,257
                        1998   350,016   828,779     9,489     325,000       0       7,736

William N. Wandmacher.. 2000   370,002   173,790     7,834     100,000       0      16,873
 Vice President and
  General Manager--     1999   340,008   167,395     6,215           0       0      15,084
 Containerboard Mill
  Division              1998   291,000    99,778     1,178      75,000       0      12,767

F. Scott Macfarlane.... 2000   325,417   288,120     8,176           0       0      10,078
 Vice President and
  General Manager--     1999   304,996   136,892     2,810           0       0       5,000
 Consumer Packaging
  Division              1998   280,008   131,533     2,289      75,000       0       9,007

-------
(a) Reflects amounts awarded under the Company's 1994 Long-Term Incentive Plan. Amounts were either payable in cash or deferred into the Company's Deferred Compensation Plan at the election of the Named Executive Officer.
(b) Amounts shown under "All Other Compensation" for 2000 include a $5,250 contribution to the Company's Savings Plan for each of the Named Executive Officers (other than Dr. Smurfit) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit ($29,237) and Messrs. Curran ($12,030), Moore ($6,918), Wandmacher ($11,623) and Macfarlane ($4,828). Dr. Smurfit also had reportable (above 120% of the applicable federal long-term rate) earnings equal to $2,118 credited to his account under the Company's Deferred Compensation Capital Enhancement Plan.
(c) The amounts shown in "Other Annual Compensation" for 1999 and 2000 represent "gross up" payments for a portion of Dr. Smurfit's Federal and State income tax liability.

     Option Grants in Last Fiscal Year--The following table provides information concerning stock options granted to the Named Executive Officers during 2000.

                             OPTION GRANTS IN 2000

                                                                        Potential
                                                                   Realizable Value at
                                    % of Total                       Annual Rates of
                         Number of   Options   Exercise                Stock Price
                         Securities Granted to or Base              Appreciation for
                         Underlying Employees   Price              Option Term ($)(b)
                          Options   in Fiscal   ($ Per  Expiration -------------------
Name                      Granted    Year(a)    Share)     Date       5%        10%
----                     ---------- ---------- -------- ---------- --------- ---------
Michael W. J. Smurfit...  200,000       7.4%    14.25    03/14/10  1,792,350 4,542,166
Ray M. Curran...........  300,000      11.1%    14.25    03/14/10  2,688,525 6,813,249
Patrick J. Moore........  200,000       7.4%    14.25    03/14/10  1,792,350 4,542,166
William N. Wandmacher...  100,000       3.7%    14.25    03/14/10    896,175 2,271,083
F. Scott Macfarlane.....        0       N/A       N/A         N/A        N/A       N/A

-------
(a) Reflects percentage of total options granted to employees in 2000 under the Long-Term Incentive Plan. An additional 3,000 options were granted to each of Messrs. Giesen, O'Connor, Pearlman and Reynolds in 2000.
(b) The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

     As of December 31, 2000, there were approximately 18,317,149 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company, including approximately 1,546,000 shares available for future grants.

     Option Exercises and Year-End Value Table--The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUE

                                                   Number of Securities
                                                  Underlying Unexercised   Value of Unexercised In-
                           Shares                  Options at January 1,     the-Money Options at
                         Acquired on    Value             2001(#)            January 1, 2001($)(a)
Name                     Exercise(#) Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- ----------- ------------------------- -------------------------
Michael W. J. Smurfit...       0           0        1,109,333 / 366,667       5,065,875 / 137,500
Ray M. Curran...........       0           0          696,667 / 603,333       1,733,542 / 850,833
Patrick J. Moore........       0           0          541,667 / 308,333       1,211,605 / 367,708
William N. Wandmacher...       0           0          187,500 / 137,500         626,875 / 148,438
F. Scott Macfarlane.....       0           0          187,500 /  37,500         538,063 /  79,688

-------
(a) The closing market value of the Common Stock on December 31, 2000 was $14.9375 per share. On that date, the exercise price per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.625.

Pension Plans

Salaried Employees' Pension Plan and Supplemental Income Pension Plan

     The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the MIP, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.

     The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of the Company.

           Remuneration
           ------------                                      Each Year
           Final                                                in
           Average                                           Excess of
           Earnings    5 years  10 years 15 years  20 years  20 years
           --------    -------- -------- -------- ---------- ---------
           $  200,000  $ 25,000 $ 50,000 $ 75,000 $  100,000      *
              400,000    50,000  100,000  150,000    200,000      *
              600,000    75,000  150,000  225,000    300,000      *
              800,000   100,000  200,000  300,000    400,000      *
            1,000,000   125,000  250,000  375,000    500,000      *
            1,200,000   150,000  300,000  450,000    600,000      *
            1,400,000   175,000  350,000  525,000    700,000      *
            1,600,000   200,000  400,000  600,000    800,000      *
            1,800,000   225,000  450,000  675,000    900,000      *
            2,000,000   250,000  500,000  750,000  1,000,000      *

-------
* An additional 1% of earnings is accrued for each year in excess of 20 years.

     Dr. Smurfit and Messrs. Moore, Wandmacher and Macfarlane participate in the SIP and have 45, 14, 35, and 30 years of credited service, respectively. Current average annual earnings as of December 31, 2000 for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,164,927); Mr. Moore ($747,533); Mr. Wandmacher ($398,695) and Mr. Macfarlane ($393,580). Mr.
Curran is not a participant in the SIP. He has 20 years of credited service under the Pension Plan, which includes 18 years of service with JS Group. The net pension benefit payable to Mr. Curran under the benefit calculation is reduced by the amount of the pension benefit payable by JS Group under the JS Group pension plan.

                EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

     The Company has entered into agreements (the "Employment Agreements") with Messrs. Curran, Moore, Macfarlane, Wandmacher and two other senior executives. The Employment Agreements require the executives to devote substantially all of their business time to the Company's operations through the term of each executive's respective Employment Agreement, unless sooner terminated by either party in accordance with the provisions of such Employment Agreement.

     The Employment Agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including the MIP and the Long-Term Incentive Plan.

     The Employment Agreements provide that if the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", the Company will: (i) pay the executive the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had the executive's employment continued to the end of the employment term; (ii) continue the executive's coverage under the Company's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Messrs. Curran and Moore and 24 months for Messrs. Macfarlane and Wandmacher following each executive's employment termination (the "Post Termination Period"); (iv) continue to count the period through the end of the employment term for purposes of determining the executive's age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company's executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services.

     The Employment Agreements also provide that if, within 24 months following a "change of control" of the Company, the Company terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", the Company will: (i) pay the executive a multiple of three times for Messrs. Curran, Moore and Macfarlane and two times for Mr. Wandmacher of the executive's base salary, as in effect on the date of his termination; (ii) a multiple of three times for Messrs. Curran, Moore and Macfarlane and two times for Mr. Wandmacher of the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive's employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive's coverage under the Company's medical, dental, life, disability, and other executive benefit plans for the Post Termination Period;
(iv) pay the value of continued coverage during the Post Termination Period under any pension, profit sharing or other retirement plan maintained by the Company; (v) continue to provide the executive with certain perquisites, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for certain outplacement services to the executive. The Company generally must make the payments described above within 10 days of the executive's employment termination. Furthermore, the Employment Agreements of Messrs. Curran and Moore provide that if the payments and benefits described above would be "excess parachute payments" as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then the Company will pay the executive an additional amount to "gross up" the executive for such excise tax.

     The Employment Agreements also forbid the executives from: (i) disclosing the Company's confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from the Company; and (iii) during their employment and for a period of up to two years following termination of his employment, competing with any business conducted by the Company or any of its affiliates, or soliciting any employees, customers or suppliers of the Company within the United States.

     In general, each of the following transactions is considered a change in control under the Employment Agreements: (a) a third party's acquisition of 20% or more of the Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of the Company's assets, or
(d) the complete liquidation or dissolution of the Company.

     Several other executives (but none of the Named Executive Officers) are parties to Employment Security Agreements (collectively, the "Severance Agreements") with the Company. Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control" (as such term is defined in the Severance Agreements).

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. This committee oversees the administration of executive compensation programs and determines the compensation of certain executive officers, including the Chairman, Chief Executive Officer and Chief Financial Officer.

     The goals of the Company's executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

     In determining base salaries for the senior executives, including Mr. Curran, the committee relies upon national and local salary surveys and analyses of total compensation paid to executives with comparable qualifications, experience and responsibilities at other companies in similar circumstances, such as companies in merger or turnaround situations. The base salaries of the Chairman, Chief Executive Officer and Chief Financial Officer for 2000 were substantially unchanged from 1999 levels.

     The Company's executive officers, as well as other key employees of the Company, participate in the MIP, with awards based upon the attainment of pre-established individual goals and profit targets for the Company. The committee established target awards of 40% of salary (based in part on the Company achieving targeted profit and cash flow performance levels) under the MIP in 2000 for each of the Chairman, Chief Executive Officer and Chief Financial Officer. In determining the MIP awards for 2000, the committee took into consideration the Company's election to take substantial market-related downtime at its containerboard mills throughout the year that caused the Company to fall short of the profit and cash flow targets established under the MIP. The committee also considered that, despite the market-related downtime, inventories were held to levels that allowed the Company to maintain acceptable profit margins for containerboard and corrugated containers and to enjoy substantial savings from lower levels of working capital. Based on these factors and numerous other accomplishments during the year, including most notably the acquisition of St. Laurent Paperboard, Inc. and substantial debt reduction, the committee established MIP awards for 2000 of 100% of salary for Messrs. Curran and Moore and 65% of salary for Dr. Smurfit.

     From time to time the committee and the Board of Directors consider the desirability of granting equity awards to executive officers under the Long-Term Incentive Plan. In determining the amount and nature of awards to executive officers under the Long-Term Incentive Plan, the committee takes into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. In March 2000, the committee granted 300,000 stock options to Mr. Curran and 200,000 stock options to each of Dr. Smurfit and Mr. Moore.

     In consideration of their substantial accomplishments and contributions to the Company's return to profitability and enhancement of stockholder value, the committee determined in 1999 that it was in the Company's best interest to enter into employment agreements, which became effective as of April 1, 1999, with Mr. Curran and Mr. Moore to incent such individuals to remain employed by the Company. The committee subsequently determined that it was also in the Company's best interest to enter into similar agreements with the four other executive officers who serve on the Executive Committee, including Messrs. Macfarlane and Wandmacher. The terms of such agreements are set forth above under "Employment Agreements and Severance Agreements".

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits the Company's federal tax deductibility to $1 million for compensation (other than performance-based compensation) paid in any year to the Company's Chief Executive Officer and each of its four other highest paid executive officers. The committee will generally seek to qualify compensation paid to its executive officers for deductibility under Section 162(m). The committee will, however, retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the committee's judgment, it is in the Company's interest to do so.

     Submitted by the Compensation Committee of the Company's Board of Directors.

      Compensation Committee
      ----------------------     ---
      Alan E.Goldberg, Chairman
      Jerry K. Pearlman
      Thomas A. Reynolds, III

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board currently is, or was during the year ended December 31, 2000, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year-ended December 31, 2000.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on an investment in the Common Stock, the S&P 500 Index, and an index of a peer group of paper companies (the "Peer Group") for the five-year period ended December 31, 2000. The Peer Group comprises the following 10 medium to large sized companies whose primary business is the manufacture and sale of paper products and packaging: Caraustar Industries, Inc., Gaylord Container Corporation, Georgia Pacific Corporation, International Paper Company, Mead Corporation, Rock-Tenn Company, Sonoco Products Company, Temple-Inland Inc., Weyerhaeuser Company and Willamette Industries, Inc. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at December 31, 1995 and that all dividends were reinvested.

                       [Performance Graph Appears Here]

                            Cumulative Total Return
                 (from December 31, 1995 to December 31, 2000)


                                Dec. 31 Dec. 31 Dec. 31 Dec. 31 Dec. 31 Dec. 31
       Company Name/Index        1995    1996    1997    1998    1999    2000
  SMURFIT-STONE CONTAINER CORP    100   169.07  148.68  166.44  257.89  157.24
         S&P 500 INDEX            100   122.96  163.98  210.85  255.21  231.98
           PEER GROUP             100   113.30  118.96  128.37  172.78  130.06

                             CERTAIN TRANSACTIONS

Transactions with JS Group

     Net sales of the Company to JS Group, its subsidiaries and its affiliates were $70 million for the year ended December 31, 2000. Net sales of JS Group, its subsidiaries and its affiliates to the Company were $32 million for the year ended December 31, 2000. Product sales to and purchases from JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

     The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The elective services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to approximately $0.1 million for 2000. In consideration for elective services provided in 2000, the Company received reimbursements of approximately $2.1 million in 2000. In addition, the Company paid JS Group and its affiliates approximately $1.2 million in 2000 for certain other services.

     On December 1, 2000, a subsidiary of the Company transferred all of its interest in a French subsidiary to a subsidiary of JS Group, in exchange for all of its interest in two Belgium companies that own and operate a corrugated container plant in Mettet, Belgium. The transaction was valued at 2.385 million Euros.

     On September 12, 2000, a subsidiary of the Company, transferred its interests in Cartonex Bernal, S.A. and Cartonex Mendoza to Smurfit Argentina S.A., a subsidiary of JS Group. Cartonex Bernal, S.A. and Cartonex Mendoza are Argentina companies that own and operate a paper mill and corrugated container plant in Argentina, respectively. The purchase price paid for such interests was nominal, but simultaneously with the closing of the transactions, the contractual obligations of the Company's subsidiary to provide capital, management, professional and technical assistance to Cartonex Bernal were terminated and assumed by the purchaser.

Board Membership

     The Company's By-laws provide that for so long as MSLEF owns at least 1,000,000 shares of Common Stock, adjusted for any stock dividend, stock split or similar change, the Board will continue to nominate for election one designee of MSLEF, who shall be entitled to serve as Chairman of the Compensation Committee and, until November 18, 2003, shall also be entitled to serve on the Independent Committee. Pursuant to a Voting Agreement dated as of May 10, 1998 among SIBV, MSLEF and Mr. Roger Stone, the former President and Chief Executive Officer of the Company, SIBV has agreed to vote all of its shares of Common Stock in favor of MSLEF's designee for so long as MSLEF has the right to nominate such individual. Mr. Goldberg is currently the MSLEF designee for the Board. Mr. Abramson will become the MSLEF designee upon his election to the Board.

Standstill Agreement

     JS Group, MSLEF and the Company are parties to a Standstill Agreement dated as of May 10, 1998 which provides, among other things, that prior to November 18, 2003: (a) JS Group is prohibited from directly or indirectly acquiring any voting securities of the Company if, after giving effect to such acquisition, it would beneficially own more than 40% of the total voting power of the outstanding securities of the Company; (b) MSLEF is prohibited from acquiring any voting securities of the Company (except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction); and (c) JS Group is prohibited from soliciting, seeking to effect, negotiating with or providing any information to any other party with respect to, or making any statement or proposal (except for any statement or proposal in response to an acquisition or business combination proposal by a party other than JS Group or its subsidiaries), whether written or oral, to the Board of Directors of the Company or otherwise make any public announcement (except as required by law or the requirements of any relevant stock exchange or in the case of an acquisition or business combination proposal by a party other than JS Group or its subsidiaries) whatsoever with respect to, any form of acquisition or business combination transaction involving the Company or any significant portion of its assets, including, without limitation, a merger, tender offer, exchange offer or liquidation, or any restructuring, recapitalization or similar transaction with respect to the Company.

Subscription Agreement

     SIBV, Jefferson Smurfit Corporation (U.S.) and the Company are parties to a Stock Subscription Agreement dated as of May 3, 1994 (the "Subscription Agreement") which provides, among other things, SIBV with certain rights which generally allow SIBV to maintain its percentage ownership of Common Stock in the event of public or private issuances of Common Stock (or securities of the Company convertible into or exchangeable for Common Stock). In connection with the Company's acquisition of St. Laurent Paperboard Inc. on May 31, 2000, SIBV became entitled to purchase up to 12,170,140 shares of Common Stock pursuant to the Subscription Agreement. Under the terms of a modification to the Subscription Agreement approved by the Independent

Committee of the Company's Board of Directors, SIBV agreed to forego the purchase of such shares; provided, however, that in the event SIBV again became entitled to exercise its pre-emptive rights under the Subscription Agreement prior to the first anniversary of the closing of the St. Laurent transaction, SIBV may purchase such 12,170,140 shares in addition to any other shares of Common Stock that it may acquire pursuant to the Subscription Agreement.

Registration Rights Agreement

     In connection with the November 1998 merger of Stone Container Corporation with SCC Merger Co., a subsidiary of the Company, the Company, SIBV, MSLEF and certain other stockholders of the Company associated with MSLEF entered into a Registration Rights Agreement dated as of May 10, 1998 (the "Registration Rights Agreement") that grants to SIBV, MSLEF and such other stockholders (collectively, the "Holders") certain rights to require that the Company register shares of Common Stock acquired by them prior to May 10, 1998 or issued thereafter in respect of such shares (collectively, the "Registrable Securities"). The Registration Rights Agreement replaced a then existing registration rights agreement.

     Under the Registration Rights Agreement, and subject to certain limitations contained therein, each of SIBV and MSLEF is entitled to two demand registrations. Subject to certain exceptions specified therein, the Registration Rights Agreement entitles each of SIBV, MSLEF and the Company to include shares for its own account or, in the case of the Company, for the account of any holders of Common Stock other than the Holders, in the registrations initiated by the other parties.

     In connection with any demand registration or piggyback registration, the Company will be responsible for all expenses incurred in connection with such registration, except that each Holder will pay any underwriting discounts or commissions that may be payable in connection with the sale of its Registrable Securities. In addition, the Company will indemnify each Holder and its affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Holders may be required to make in respect thereof.

          PROPOSAL 2--AMENDMENT OF THE 1998 LONG-TERM INCENTIVE PLAN

     The Board of Directors and stockholders have previously adopted and approved the Company's 1998 Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The Long-Term Incentive Plan was amended previously, effective July 1, 1999. The Board of Directors believes the Company's continued success depends upon its ability to attract and retain highly qualified and competent employees. The Long-Term Incentive Plan enhances that ability as it provides for the granting of options and other equity awards in order to facilitate the attraction, retention, and motivation of key employees, as well as enabling such employees to participate in the long-term growth and financial success of the Company and its affiliates.

     A total of 8,500,000 shares of Common Stock are presently reserved for issuance under the Long-Term Incentive Plan. The Company believes the number of shares remaining available for awards under the Long-Term Incentive Plan are insufficient, however, to continue to provide for the participation of the number of employees eligible to receive such awards. Accordingly, the Board of Directors approved an amendment to the Long-Term Incentive Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 8,000,000 shares, bringing the total number of shares issuable under the plan to 16,500,000. At the Annual Meeting, the stockholders are being asked to approve this same amendment to the Long-Term Incentive Plan.

     The Board of Directors recommends a vote FOR the adoption of the amendment of the Long-Term Incentive Plan to authorize up to 8,000,000 additional shares of Common Stock to be subject to awards granted thereunder.

     The following brief description of the material features of the Long-Term Incentive Plan, as proposed to be amended, is qualified in its entirety by reference to the full text of the Long-Term Incentive Plan, as proposed to be amended, a copy of which is attached to this Proxy Statement as Exhibit B.

Shares Authorized Under the Long-Term Incentive Plan

     The total number of shares of Common Stock with respect to which awards may be granted under the Long-Term Incentive Plan, upon approval of the Amendment, will not exceed 16,500,000 shares. No individual may receive awards under the Long-Term Incentive Plan in any calendar year covering more than 2,000,000 shares of Common Stock. The number of shares of Common Stock authorized under the Long-Term Incentive Plan, and the maximum individual grant level, are subject to adjustment in the event of any distribution (whether in the form of shares of Common Stock, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of shares of Common Stock), reorganization, consolidation, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar transaction or event affecting the shares of Common Stock such that an adjustment is determined to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Long-Term Incentive Plan. Such adjustments may be made by the

Compensation Committee of the Board of Directors. Also, shares of Common Stock surrendered to the Company to pay the exercise price or tax liability associated with equity awards of the Company and shares of Common Stock underlying canceled or forfeited equity awards will again become available for grant under the Long-Term Incentive Plan. Awards issued in assumption of or substitution for awards previously granted by a company acquired by the Company or with which the Company combines are not counted against the shares remaining available for grant under the Long-Term Incentive Plan. The shares of Common Stock issuable under the Long-Term Incentive Plan may be drawn from either authorized but previously unissued shares or from reacquired shares of Common Stock. No awards have been granted in excess of the original share reserve.

Material Features of the Long-Term Incentive Plan

     The Long-Term Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has, among other powers, the power to interpret, waive, amend, establish, or suspend rules and regulations of the Long-Term Incentive Plan in its administration of the Long-Term Incentive Plan.

     The Compensation Committee has sole and complete authority to grant to eligible participants one or more equity awards, including options, and Performance Awards or any combination thereof (each an "Award"); provided that grants of Awards to non-employee directors must be approved by the Board of Directors. The Compensation Committee has sole discretion to determine the number or amount of any Award to be awarded to any participant.

     Each Award is evidenced by an award agreement which is delivered to the participant specifying the terms and conditions of the Award and any rules applicable to such Award. The material terms and features of the various forms of Awards available under the Long-Term Incentive Plan are set forth below.

     Options. These are options to purchase shares of Common Stock upon payment of a pre-established exercise price. The Compensation Committee establishes the exercise price, vesting schedule (if any) and other terms and conditions of options granted under the Long-Term Incentive Plan at the time of grant.

     Performance Awards. These are rights to receive amounts, denominated in shares of Common Stock, based upon the Company's (or any of its operating units') performance during the period between the date of grant and a pre-established future date. The Compensation Committee establishes performance criteria, the length of the performance period, and the form and time of payment of the Award at the time of grant. Performance may be measured by earnings, earnings per share, earnings from operations, specified operational objectives, return on equity, return on assets, share price and/or the extent of any increase or decrease of any one or more of such measures over a specified period.

Eligible Participants

     Under the Long-Term Incentive Plan, any officer or employee of or any adviser or consultant to the Company or any of its affiliates or any Board member may be a participant in the Long-Term Incentive Plan and receive Awards thereunder.

     As of December 31, 2000, there were approximately 1,200 officers and employees of the Company and eight non-employee Board members eligible to participate in the Long-Term Incentive Plan.

     The following table sets forth certain information regarding the actual Awards received respectively during the fiscal year ended December 31, 2000 by each of the executive officers named in the Summary Compensation Table on page 6 who participated in the Long-Term Incentive Plan, all current executive officers as a group, all current directors (who are not executive officers) as a group and all other employees who participated in the Long-Term Incentive Plan as a group. As the Long-Term Incentive Plan is a discretionary plan it is not possible at present to determine the amount or form of any Award that will be available for grant to any individual during the term of the Long-Term Incentive Plan.

                                                   Number of
                                             Securities Underlying Dollar Value
                Name and Position               Options Granted       ($)(a)
                -----------------            --------------------- ------------
      Michael W. J. Smurfit Chairman of the
       Board...............................          200,000          137,500
      Ray M. Curran President and Chief
       Executive Officer...................          300,000          206,250
      Patrick J. Moore Vice President and
       Chief Financial Officer.............          200,000          137,500
      William N. Wandmacher Vice President
       and General Manager Containerboard
       Mill Division.......................          100,000           68,750
      F. Scott Macfarlane Vice President
       and General Manager--Consumer
       Packaging Division..................                0                0
      Executive Group (Excludes Named
       Executive Officers).................          423,212          567,708
      Non-Executive Director Group.........           15,000                0
      Non-Executive Officer Employee Group.        1,467,505        1,766,243

-------
(a) The dollar value represents the difference between the aggregate exercise price and the market value of the underlying shares of Common Stock, based upon the closing market price of $14.9375 on December 31, 2000.

Amendments to the Long-Term Incentive Plan

     The Board of Directors (or the Compensation Committee if authorized by the Board of Directors) may amend, alter, suspend, discontinue, or terminate the Long-Term Incentive Plan or any portion thereof at any time; provided that no such action will be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply.

Discussion of Certain Federal Income Tax Consequences

     Under current federal income tax law, the grant and/or exercise of Awards under the Long-Term Incentive Plan would have the following material tax consequences.

     Options. A participant will not recognize taxable income solely as a result of being granted an option or holding an unexercised option. When a participant exercises an option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the option shares of Common Stock purchased thereunder over the purchase price. When a participant disposes of the option shares of Common Stock, any amount received in excess of the fair market value of the shares of Common Stock on the date of exercise generally will be treated as long- or short-term capital gain, depending upon the holding period of the shares of Common Stock. If the amount received on disposition of the option shares of Common Stock is less than the fair market value of the shares of Common Stock on the date of exercise, the loss generally will be treated as long- or short-term capital loss, depending upon the holding period of the shares of Common Stock. Upon a participant's exercise of an option, the Company (or, if a subsidiary is the employer in a given case, the subsidiary) will generally be entitled to a deduction for federal income tax purposes in an amount equal to the amount of ordinary income recognized by the participant in respect of the exercise.

     To the extent that a participant pays all or part of the purchase price of option shares of Common Stock by surrendering shares of Common Stock owned by the participant, the rules described in the preceding paragraph will apply, except that the number of shares of Common Stock received upon the exercise which is equal to the number of shares of Common Stock so surrendered will generally have the same basis and tax holding period as the shares of Common Stock surrendered. Generally, the additional option shares of Common Stock received upon such purchase will have a holding period which commences on the date of purchase and a basis equal to the per share fair market value on the date of exercise.

     A participant will not recognize gain or loss with respect to shares of Common Stock used to pay the purchase price upon exercise of an option.

     Awards Settled in Property. Performance Awards under the Long-Term Incentive Plan that are settled in shares of Common Stock will generally cause the recipient to realize ordinary income, at the time of receipt, in the amount of the fair market value of the shares of Common Stock received. The Company (or, if a subsidiary is the employer in a given case, the subsidiary) will generally be entitled to a deduction of the same amount.

     The foregoing discussion is based upon current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences.

     The Long-Term Incentive Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, nor is it a qualified employee benefit plan under Section 401(a) of the Code.

                    PROPOSAL 3--RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of the Company since July 1982, have been appointed by the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 2001. This selection is being presented to the stockholders for ratification. The Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card. During 2000, the Company paid Ernst & Young the following fees:

           Annual Audit Fees....................................... $1,610,000
           Financial Information Systems Design And Implementation
            Fees................................................... $        0
           All Other Fees.......................................... $4,180,185
                                                                    ----------
             Total................................................. $5,790,185
                                                                    ==========

     All Other Fees include Audit-related fees of $1,356,900.

     The Audit Committee of our Board of Directors considered the effect of Ernst & Young's non-audit services in assessing the independence of such auditors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

                         REPORT OF THE AUDIT COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process including the systems of internal controls and the preparation of the financial statements. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence.

     The committee discussed with the Company's internal and independent auditors the overall scope and plans for the respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held five meetings during 2000.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

     Submitted by the Audit Committee of the Company's Board of Directors.

      Audit Committee
      ---------------
      James J. O'Connor, Chairman
      Richard A. Giesen
      Howard E. Kilroy

                       PROPOSAL 4--STOCKHOLDER PROPOSAL

     George B. Adler, 4301 North Ocean Blvd. A1708, Boca Raton, FL 33431, claiming beneficial ownership of $2,000 or more of the Common Stock, has indicated his intention to present the following precatory proposal for action at the meeting:

         RESOLVED, that the stockholders of Smurfit-Stone Container Corporation recommend that the officers and directors of the Company and any of its subsidiaries or affiliates not make any acquisitions unless total debt is less than 50% of the total book capitalization. It is further recommended by the stockholders that neither Smurfit-Stone Container Corporation nor any of its subsidiaries or affiliates should make any acquisition which raises total debt above 50% of the book capitalization without simultaneously arranging financing to reduce the debt level below 50%.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

         The Board of Directors and management of the Company are committed to maximizing stockholder value. In pursuing this objective, the Company will continue to consider, on a selective basis, acquisitions that can enhance the Company's operating and financial performance. The Board recommends a vote against the Stockholder Proposal because it would impose unnecessary and arbitrary restrictions on the Company's ability to pursue business opportunities that the Board of Directors believes to be in the best interests of the Company and its stockholders.

         The Board agrees that the level of the Company's total debt, measured as an absolute amount and as a percentage of the Company's total capitalization, is a factor that should be considered in assessing potential acquisition opportunities. However, there are many other financial and business considerations that are important to a determination as to whether an acquisition is likely to enhance the value and long-term competitive position of the Company. These factors include the operating capabilities, product offerings and customer base of the acquisition candidate, market and general economic conditions as well as the opportunity to achieve cost savings and other synergies through a proposed business combination. Mr. Adler's proposal would substitute for the Board's judgment in considering, and assigning relative importance to, these various factors a rigid standard that focuses on a single consideration. In addition, the Board believes the implementation of this proposal would place the Company at a competitive disadvantage in pursuing market opportunities.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

     Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

     The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals submitted for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568 no later than December 15, 2001. The Company's By-Laws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. A copy of the full text of these By-Law provisions may be obtained by writing to the Secretary at the address indicated above.

                                   By Order of the Board of Directors

                                   [/s/ CRAIG A. HUNT]
                                   CRAIG A. HUNT
                                   Secretary

April 12, 2001

                                                                      Exhibit A

                      SMURFIT-STONE CONTAINER CORPORATION
                            AUDIT COMMITTEE CHARTER

                                 ORGANIZATION

     The audit committee of the board of directors shall consist of at least three directors who are independent of management of the Corporation and are financially literate. Audit committee members and the committee chairman shall be designated annually by the full board of directors.

                              STATEMENT OF POLICY

     The audit committee shall assist the board of directors in fulfilling its oversight responsibility by reviewing: (i) the financial information which will be provided to shareholders and others; (ii) the quality and integrity of the financial reports of the Corporation; (iii) the systems of internal controls; (iv) the audit process; and (v) the legal compliance and code of conduct programs as established by management and the board. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

                               RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the board of directors and shareholders that the accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will perform the following functions/tasks:

Financial Reporting

     Perform a timely review of financial statements and other financial information provided to shareholders.

     Confirm that financial management and the independent auditor perform a timely analysis of significant reporting issues and practices and report key issues to the committee.

     Inquire of management, the internal audit director, and the independent auditor about significant risks or exposures, assess the steps management has taken to minimize such risk to the corporation, and evaluate the need for disclosure thereof.

     Discuss with financial management and the independent auditor their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used.

Internal Controls

     Review with the independent auditor and the internal audit director the adequacy of the corporation's internal controls (including information systems and security) and related significant findings and recommendations of the independent auditor and internal audit, together with management's responses. Further, the committee should review corporate policy statements to determine their adherence to the code of conduct.

Audit Process

    Appointment of auditors

     Recommend to the board of directors the independent auditors to be nominated and approve the compensation of the independent auditors. Instruct the independent auditors that the board of directors, as the shareholders' representative, is the auditor's client.

     Review and concur with management's appointment, termination, or replacement of the internal audit director.

    Independence and qualification of auditors

     Confirm and assure the independence of the internal auditor and the independent auditor, including a review of other services and related fees provided by the independent auditor. The committee shall discuss with the independent auditor their independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board.

     Review with management and the internal audit director, annually, the internal audit department's staffing and significant objectives.

    Review of audit plans

     In consultation with the independent auditor and the internal audit director, review the audit scope and plan of the internal audit department and the independent auditor.

     Review with the internal audit director and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources, including explanations for any deviations from the original plans.

    Interim financial statement review

     The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

    Review of audit results

     Review with management and the independent auditor at the completion of the annual examination the following:

    . Annual report of the corporation, including the financial statements and related footnotes.

    . Results of the audit of the financial statements and the related report thereon.

    . Significant changes in the audit plan and any serious disputes or difficulties with management encountered during the audit.

    . Other communications as required by generally accepted auditing standards.

General

     Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and the results of the annual review of these areas conducted by internal audit.

     Review legal and regulatory matters that may have a material impact on the financial statements, related corporate compliance policies, and programs and reports received from regulators.

     At least semi-annually, meet with the internal audit director, the independent auditor, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

     Report committee actions to the board of directors with such recommendations as the committee may deem appropriate. At the Chairman's option, the independent auditors should be made available to meet with the board of directors annually or when otherwise appropriate.

     Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     Review and update the committee's charter annually.

     The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities with full access to all books, records, facilities, and personnel of the Corporation and the power to retain outside counsel or other experts for this purpose.

     The committee will perform such other functions as assigned by law, the corporation's bylaws, or the board of directors.

                                                                      Exhibit B

                      SMURFIT-STONE CONTAINER CORPORATION

                         1998 LONG-TERM INCENTIVE PLAN

   (Amended and Restated as of November 23, 1998 and incorporating the First Amendment, effective as of July 1, 1999, and the proposed Second Amendment)

     SECTION 1 Purpose.

     The purposes of this Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (the "Plan") are to promote the interest of Smurfit-Stone Container Corporation (the "Company") and its shareholders by (i) attracting and retaining officers, key employees or directors of the Company and its Affiliates, (ii) motivating such employees or directors by means of performance-related incentives to achieve longer-range performance goals, and
(iii) enabling such employees or directors to participate in the long-term growth and financial success of the Company.

     SECTION 2 Definitions.

     As used in the Plan, the following terms shall have the meanings set forth below:

     "Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

     "Award" shall mean any Option or Performance Award.

     "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

     "Board" shall mean the Board of Directors of the Company.

     "Committee" shall mean the Compensation Committee of the Board or any one or more other committees of the Board, which in any case have been designated by the Board to administer the Plan. In the absence of any such delegation to the Compensation or other committee, references herein to the Committee shall refer to the Board.

     "Common Stock" shall mean the Company's common stock, par value $.01 per share.

     "Director" shall mean any member of the Board.

     "Employee" shall mean (i) an officer or employee of the Company or of any Affiliate, or (ii) an advisor or consultant to the Company or to any Affiliate, in each case as determined by the Committee.

     "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean, as of any given date and except as otherwise expressly provided by the Committee: (i) with respect to a Share, the closing price of a Share on the NASDAQ National Market on the last preceding day on which a sale of shares occurred; and (ii) with respect to any other property, the fair market value of such property as determined by the Committee in its sole discretion.

     "Non-Employee Director" shall mean a member of the Board who is not an officer or employee of the Company or of any of its subsidiaries.

     "Option" shall mean an option granted under of the Plan.

     "Participant" shall mean any Employee or Director granted an Award under the Plan.

     "Performance Award" shall mean any right granted under Section 6(b) of the Plan.

     "Person" shall mean any individual, corporation, company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

     "Restoration Option" shall mean an Option described in Section 6(a)(iv) of the Plan.

     "Share" shall mean one share of Common Stock.

     "Substitute Awards" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or its Affiliate, or with which the Company or its Affiliate combines.

     SECTION 3 Administration.

     (a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, in addition to other express powers and authorizations conferred on the Committee by the Plan, and except as otherwise limited by the Board, the Committee shall have full power and authority to (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee or, subject to
Section 3(b), Director; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be exercised, canceled, forfeited, or suspended and the method or methods by which Awards may be exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     (b) Grants of Awards to Non-Employee Directors. Notwithstanding the provisions of Section 3(a), grants of Awards to Non-Employee Directors must be approved by the Board.

     (c) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any Shareholder and any Employee or, subject to Section 3(b), Director.

     SECTION 4 Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(b) and (c), the number of Shares with respect to which Awards may be granted under the Plan shall be 16,500,000. No individual may be granted in any calendar year Awards covering more than 2,000,000 Shares.

     (b) Adjustments. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or by an award granted under any prior equity award plan of the Company, or to which such an Award or award relates, are forfeited, or if such an Award or award terminates or is canceled without the delivery of Shares, then the Shares covered by such Award or award, or to which such Award or award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder or any award granted under any prior equity award plan of the Company is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award or award are, with the approval of the Board, satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld. Any Shares underlying Substitute Awards shall not be counted against the Shares available for Awards under the Plan.

     (c) Antidilution. In the event that the Committee determines that any distribution (whether in the form of cash, limited company interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited company interests), reorganization, consolidation, combination, repurchase, or exchange of limited company interests or other securities of the Company, issuance of warrants or other rights to purchase equity interests or other securities of the Company, or other similar transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted in aggregate and to any individual under Section 4(a), (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award. Any such adjustment or arrangement may provide for the elimination without compensation of any fractional Share which might otherwise become subject to an Option, and shall be final and binding upon the optionee.

     SECTION 5 Eligibility.

     Subject to Section 3(b), any Employee or Director shall be eligible to be designated a Participant.

     SECTION 6 Awards.

     (a) Options.

         (i) Grant. Subject to the provisions of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Employees and/or Directors to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the vesting and exercise of the Option; provided that no Option shall be exercisable, in part or in whole, prior to the first anniversary of date the Option is granted or after the tenth anniversary of the date the Option is granted.

         (ii) Exercise Price. Except in the case of Substitute Awards, the exercise price of an Option shall be not less than the Fair Market Value of the Shares subject to the Option on the date the Option is granted.

         (iii) Exercise. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the achievement of specified performance objectives and to the application of federal or state securities laws, as it may deem necessary or advisable.

         (iv) Restoration Options. In the event that any Participant delivers Shares in payment of the exercise price of any Option granted hereunder in accordance with Section 7(b), or in the event that the withholding tax liability arising upon exercise of any Option by a Participant is satisfied through the withholding by the Company of Shares otherwise deliverable upon exercise of the Option, the Committee shall have the authority to grant or provide for the automatic grant of a Restoration Option to such Participant. The grant of a Restoration Option shall be subject to the satisfaction of such conditions or criteria as the Committee in its sole discretion shall establish from time to time. A Restoration Option shall entitle the holder thereof to purchase a number of Shares equal to the number of such Shares so delivered or withheld upon exercise of the original Option, in the discretion of the Committee. A Restoration Option shall have a per Share exercise price and such other terms and conditions as the Committee in its sole discretion shall determine.

         (v) Restrictions on Cashless Exercise of Options. The Company may make available, in its sole discretion, a special sale and remittance procedure pursuant to which a person exercising an Option concurrently provides irrevocable written instructions (i) to a Company-designated brokerage firm to effect the immediate sale of a portion of the Shares to be received pursuant to the Option, and remit to the Company, out of the sale proceeds available on the settlement date, the minimum amount of funds required to cover the aggregate exercise price payable for the Shares, plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise, and (ii) to the Company to deliver the certificates for the necessary Shares directly to such brokerage firm in order to complete the sale. If the Company makes such a special sale and remittance procedure available, a person exercising an Option may pay the exercise price of the Option with Shares issuable upon exercise of the Option. In all other events, a person exercising an Option may not pay the exercise price of the Option with Shares issuable upon the Option's exercise.

     (b) Performance Awards.

         (i) Grant. The Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Employees and/or Directors who shall receive a "Performance Award", which shall consist of a right which is (i) denominated in Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and
    (iii) payable at such time and in such form as the Committee shall determine. Performance goals established under this Section shall be expressed in terms of the achievement by the Company or any of its operating units of specified levels of earnings, earnings per Share, earnings from operations, specified operational objectives, return on equity, return on assets, Share price and/or the extent of increase or decrease of any one or more of the foregoing over a specified period.

         (ii) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

         (iii) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     SECTION 7 General Provisions Applicable to Awards.

     (a) Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

     (b) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement and the requirements of applicable law, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

     (c) Limits on Transfer of Awards. Except as otherwise provided by the Committee with respect to any Award, no Award shall be transferable by a holder other than by will or the laws of descent and distribution.

     (d) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee.

     (e) Consideration for Grants. Awards may be granted for no cash consideration, for such nominal cash consideration as may be required by applicable law or for such greater amount as may be established by the Committee.

     SECTION 8 Amendment and Termination.

     (a) Amendments to the Plan. The Board or, if so authorized by the Board, the Committee, may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without the approval of the shareholders of the Company if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Board or, if so authorized by the Board, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

     (b) Amendments to Awards. Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively and accelerate the vesting and exercisability of any Award at any time in its sole discretion; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; and provided further that no outstanding Option may be amended or altered in a manner that would (i) permit any portion of the Option to become vested and exercisable prior to the first anniversary of the Option grant date, (ii) extend the term of the Option beyond the tenth anniversary of the Option grant date or (iii) reduce the exercise price of the Option (other than pursuant to Section 4(c)).

     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 8(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     (d) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may, if so authorized by the Board, cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

     SECTION 9 Miscellaneous.

     (a) No Rights to Awards. No Employee, Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Directors, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

     (b) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then listed or traded, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (c) Delegation. Subject to the terms of the Plan and applicable law, the Committee, if so authorized by the Board, may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to the terms and limitations as the Committee, as authorized by the Board, shall determine, to make all decisions of a ministerial nature in connection with the operation of the Plan and Awards thereunder.

     (d) Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     (e) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and may, but need not, be executed by the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect, if any, on such Award of the death, retirement or other termination of employment of a Participant and of a change in control of the Company.

     (f) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, including without limitation any such arrangements that provide for the grant of options and other types of Awards provided for hereunder (subject to approval of the shareholders of the Company if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

     (g) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, or to be retained as a Director. Further, the Company or an Affiliate may at any time dismiss a Participant from service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, in any Award Agreement or in any other agreement between the Company or any Affiliate and the Participant.

     (h) No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

     (i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Delaware.

     (j) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan of(sic) the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

     (k) Additional Powers. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

     (l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (m) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

     (n) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     SECTION 10 Term of the Plan.

     (a) Effective Date. This Plan shall be effective as of the date of its adoption by the Board (the "Effective Date") subject to the Plan's approval by the shareholders of the Company.

     (b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

This proxy will be voted "FOR" Items 1, 2 and 3 and "AGAINST" Item 4 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.
                                                            Please mark    [X]
                                                            your votes as
                                                            indicated in
                                                            this example

1.   Election of Directors:                                   Nominees: 01 Leigh J. Abramson, 02 Ray M. Curran, 03 Alan E.
     FOR all nominees                  WITHHOLD               Goldberg, 04 Howard E. Kilroy, 05 James J. O'Connor, 06 Jerry K
     listed at right                   AUTHORITY              Pearlman, 07 Thomas A. Reynolds, III, 08 Anthony P.J. Smurfit,
     (except as marked          to vote for all nominees      09 Dermot F. Smurfit, 10 Michael W.J. Smurfit
      to the contrary)              listed at right

2.   To Amend the 1998 Long-Term Incentive Plan.              INSTRUCTION: To withhold authority to vote for any individual
              FOR   AGAINST   ABSTAIN                         nominee, write that nominee's name on the line below.
              [ ]    [ ]        [ ]
                                                              ______________________________________________
                                                              4.  Stockholder Proposal     On any other matter that may
                                                                                           properly be submitted to a vote
                                                                   FOR  AGAINST ABSTAIN    of stockholders.
3.   Ratification of the appointment of                             [ ]    [ ]    [ ]
     Ernst & Young LLP as independent                                                     I plan to attend the meeting. [  ]
     auditors for the Company for 2001.
     FOR   AGAINST    ABSTAIN
     [ ]     [ ]        [ ]                                   By checking the box to the right, I consent to future access to the
                                                              Annual Reports, Proxy Statements, prospectuses and other
                                                              communications electronically via the Internet. I understand that the
                                                              Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs imposed by my own Internet Service provider for electronic access, such as usage and telephone charges, will be my
                                                              responsibility. Please disregard if you have previously provided your consent decision. This consent does not apply with respect to shares held by employees in savings plans maintained by the Company.

                                                              (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY
                                                              UNLESS YOU VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET)


Signature                                            Signature                                                Date
         -------------------------------------------          -----------------------------------------------     -----------------
Please sign name or names exactly as appearing on this proxy. If signing as a representative, please indicate capacity.
------------------------------------------------------------------------------------------------------------------------------------

                           -  FOLD AND DETACH HERE -

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


       Internet
http://www.eproxy.com/sscc

Use the Internet to vote your
proxy. Have your proxy card in
hand when you access the web
site. You will be prompted to enter
your control number, located in the
box below, to create and submit
an electronic ballot.

OR

      Telephone
   1-800-840-1208

Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given.

OR

         Mail

    Mark, sign and date
     your proxy card
          and
      return it in
the enclosed postage-paid
        envelope.

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at: www.smurfit-stone.com http://www.smurfit-stone.com/main/investor.html

                      SMURFIT-STONE CONTAINER CORPORATION

                         Annual Meeting, May 17, 2001
       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned stockholder of Smurfit-Stone Container Corporation, a Delaware corporation, appoints PATRICK J. MOORE and CRAIG A. HUNT, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Chicago, Illinois, on May 17, 2001 at 1:00 p.m. (C.S.T.) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

      (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                           -  FOLD AND DETACH HERE -

  You can now access your Smurfit-Stone Container Corporation account online.

Access your Smurfit-Stone Container Corporation stockholder account online via Investor ServiceDirectSM(ISD).

Mellon Investor Services LLC, agent for Smurfit-Stone Container Corporation, now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

 .  View account status                .  View payment history for dividends
 .  View certificate history           .  Make address changes
 .  View book-entry information        .  Obtain a duplicate 1099 tax form
                                      .  Establish/change your PIN


            Visit us on the web at http://www.mellon-investor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(SM) is currently only available for domestic individual and joint accounts.
 .  SSN
 .  PIN
 .  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

 .  SSN
 .  PIN
 .  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

 .  Certificate History
 .  Book-Entry Information
 .  Issue Certificate
 .  Payment History
 .  Address Change
 .  Duplicate 1099

             For Technical Assistance Call 1-877-978-7778 between
                      9am-7pm Monday-Friday Eastern Time